CHARTERED ACCOUNTANTS MacKay LLP	1100 – 1177 West Hastings Street Vancouver, BC V6E 4T5 Tel: 604-687-4511 Fax: 604-687-5805 Toll Free: 1-800-351-0426 www.MacKayLLP.ca

November 14, 2008

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for International Gold Resources, Inc. (the “Company”).  On October 30, 2008, we declined to stand for re-election as principal accountants.  We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 17, 2008, and we agree with the statements made in response to that Item insofar as they relate to MacKay LLP.

Very truly yours,

“MacKay LLP”

cc: Robert L. Dumont, President & CEO of International Gold Resources, Inc.